CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our reports dated July 19, 2019, relating to the financial statements and financial highlights, which appear in , U.S. Long-Term Fund, and U.S. Treasury Money Fund (two of the funds constituting T. Rowe Price U.S. Treasury Funds, Inc.) Annual Reports on Form N-CSR for the year ended May 31, 2019. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
February 26, 2020